SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the registrant  ☒                            Filed by a party other than the registrant  ☐
Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
FIDELITY SOUTHERN CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transactions applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement no.:
	(3)	Filing Party:
	(4)	Date Filed:

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 25, 2013

The Annual Meeting of Shareholders of Fidelity Southern Corporation will be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 25, 2013, at 3:00 p.m. for the following purposes:

1.	To elect nine directors to serve until their successors are duly elected and qualified at the next Annual Meeting of Shareholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	An advisory (non-binding) vote on executive compensation;

4.	An advisory (non-binding) vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Only shareholders of record at the close of business on March 1, 2013, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
It is important that your shares be presented and voted at the meeting. You can vote your shares over the Internet or by telephone. You may also vote by completing, signing, dating, and returning the Proxy Card in the envelope provided. For specific instructions on how to vote your shares, see the information beginning on page one of the Proxy Statement.
A Proxy Statement, a Proxy Card, and a copy of Fidelity's 2012 Annual Report to Shareholders, including Form 10-K, are enclosed.

By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary

March 28, 2013

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
PROXY STATEMENT
GENERAL INFORMATION
The enclosed Proxy is solicited on behalf of the Board of Directors of Fidelity Southern Corporation (“Fidelity” or “Company”) in connection with the Annual Meeting of Shareholders (“Annual Meeting”) to be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, April 25, 2013, at 3:00 p.m., and at any adjournment thereof. This Proxy Statement, the enclosed Proxy Card, and Fidelity's 2012 Annual Report to Shareholders, including its Form 10-K, are being mailed to our shareholders on or about March 28, 2013.
Your vote is very important. For this reason, the Board of Directors is requesting that you permit your common stock (“Common Stock”) to be represented at the Annual Meeting by the Proxy Committee elected by the Board of Directors and composed of Wm. Millard Choate and H. Palmer Proctor, Jr.
The presence of a majority of the votes entitled to be cast at the Annual Meeting, represented in person or by Proxy, will constitute a quorum. The nine nominees receiving the highest vote totals will be elected as directors of Fidelity. A majority of the votes cast at the Annual Meeting is required to approve all other proposals, unless the vote of a greater number is required by law.
Who Can Vote
Each shareholder of record at the close of business on March 1, 2013, is entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Each share of Fidelity Common Stock entitles the shareholder to one vote on any matter coming before a meeting of Fidelity shareholders. On March 1, 2013, the record date for the Annual Meeting, there were 14,845,688 shares of Fidelity Common Stock outstanding and eligible to vote. The enclosed Proxy Card shows the number of shares that you are entitled to vote. If you own any shares in Fidelity's Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan, the enclosed Proxy Card includes the number of shares you had in each plan on the record date for the Annual Meeting, as well as the number of shares registered in your name. If you hold shares of Common Stock in the Company's 401(k) Plan, you will receive a separate Proxy Card for those shares. Follow the voting instructions included with the Proxy Card.
How Do I Cast My Vote
If you hold your shares of Common Stock in your name as a holder of record (either in certificates, book entry, or in the Direct Stock Purchase and Dividend Reinvestment Plan, the Employee Stock Purchase Plan or the 401(k) Plan), there are three ways you can vote by proxy:
By Internet        Go to www.investorvote.com/LION and follow the instructions when prompted.
You will need to have the control number that appears on the proxy materials you received.
By Telephone        Call 1-800-652-VOTE (8683) and follow the recorded instructions. You will also need your control number referred to above.
By Mail        Complete, sign, date, and return the Proxy Card you received in the mail.
If you received more than one Proxy Card, this means you hold shares of our Common Stock in more than one account. You must complete, sign, date, and return each Proxy Card or vote all shares over the Internet or by telephone for each of your accounts. If you vote by the Internet or by telephone, you should not mail back a Proxy Card for those shares.
We encourage you to vote your shares by proxy, even if you plan to attend the Annual Meeting.
If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and do not vote either by Internet, telephone, return a completed and signed Proxy Card, or vote in person at the Annual Meeting, your shares will not be voted.
If you hold your shares in a brokerage account or through another nominee, your broker or nominee (the “record holder”) is forwarding these Proxy materials to you along with voting instructions. The record holder is required to vote your shares in accordance with your instructions. If you do not give the record holder instructions, the record holder has the authority to vote your shares on certain “routine” matters. At the Annual Meeting, the ratification of auditors is deemed “routine” which means that the record holder can vote your shares if you do not timely provide instructions. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully.
Every vote is important! Please vote your shares promptly.
What Am I Voting On
There are four proposals that will be presented for your consideration at the Annual Meeting:

•	To elect nine directors;

•	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	An advisory (non-binding) vote on executive compensation; and

•	An advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.
Other business may be addressed at the Annual Meeting if it properly comes before the Annual Meeting. However, we are not aware of any such other business.
Can I Change My Vote
If you are the record holder of the shares, you may change your vote by:

•	Submitting written notice of revocation to our Corporate Secretary;

•	If you voted by the Internet or by telephone, voting again over the Internet or by telephone prior to the deadline of 12:00 AM Eastern Time on April 25, 2013;

•	If you completed and returned a Proxy Card, submitting a new Proxy Card with a later date and returning it prior to the vote at the Annual Meeting; or

•	Attending the Annual Meeting in person and voting your shares by ballot at the meeting.
If your shares are held in a nominee or “street name,” you should contact your broker or other nominee regarding the revocation of proxies.
If you participate in the Company Plans, you may change your vote by submitting new voting instructions to the administrator or custodian of the Plan.
What Quorum is Needed to Hold the Annual Meeting
In order to conduct the Annual Meeting, a majority of Fidelity shares entitled to vote must be present in person or by Proxy. This is called a quorum. If you return a valid Proxy Card or elect to vote by Internet, by telephone, or in person at the Annual Meeting, you will be considered part of the quorum.
Abstentions, withheld votes, and broker non-votes will be included in the calculation of the number of votes represented in person or by Proxy at the Annual Meeting in determining whether the quorum requirement is satisfied.
What are Broker Non-Votes
A broker “non-vote” occurs when a brokerage firm, bank or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a nondiscretionary item to be voted upon. Proposals 1, 3, and 4 are nondiscretionary items for which a nominee will not have the discretion to vote without voting instructions from the beneficial owner. Proposal 2 is a discretionary item for which a nominee will have the discretion to vote, even without voting instructions from the beneficial owner. Broker non-vote shares will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. The effect of a broker non-vote on the outcome of the vote on a proposal will depend on the applicable voting standard for the proposal. For instance, if the approval of the proposal requires the affirmative vote of a majority of the outstanding shares, a broker non-vote would have the effect of a negative vote in determining the outcome of the vote on the proposal. On the other hand, if the approval of the proposal requires the affirmative vote of the majority of the shares present in person or represented by Proxy at the meeting and entitled to vote on the proposal, a broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on the proposal.
What Vote is Needed
The nine nominees for director receiving the highest vote totals will be elected as directors of Fidelity. All other matters will be decided by the affirmative vote of the majority of the votes cast at the Annual Meeting.
What is our Voting Recommendation
Our Board of Directors recommends that you vote “FOR” each of the four proposals.

Proxy Solicitation
Fidelity will bear the expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement. Fidelity will furnish solicitation materials to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the Common Stock, and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of Fidelity who will not be additionally compensated therefor may solicit proxies in person or by telephone, email, or other means.
Notice Regarding the Availability of Proxy Materials
We have posted materials related to the 2013 Annual Meeting on the Internet. The materials listed below are available on a secure Internet website located at https://materials.proxyvote.com/316394. This website is compliant with regulatory standards and does not utilize tracking cookies or site visit intelligence tracking.

•	This Proxy Statement for the 2013 Annual Meeting, and

•	Fidelity's 2012 Annual Report to Shareholders, including its Form 10-K, filed with the Securities and Exchange Commission.
PROPOSAL # 1 – ELECTION OF DIRECTORS
Shareholder Nominees
The policy of the Nominating Committee is to consider proposed nominations for membership on the Board of Directors properly submitted by shareholders who own at least 1,000 shares of Common Stock of Fidelity and have held the stock for at least one year. Any proposed nomination by a shareholder for consideration by the Nominating Committee must include the proposed nominee's name and qualifications and a statement to the effect that the proposed nominee has agreed to the submission of his/her name as a candidate for nomination as a director. The proposed nomination should be sent to the Chairman of the Nominating Committee of Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. In order to timely consider any candidate, the shareholder must submit the recommendation on or before November 1 immediately preceding the next annual meeting of shareholders. None of our qualifying shareholders nominated any prospective nominees to our Nominating Committee for consideration at the Annual Meeting.
Identifying and Evaluating Nominees for Director
The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Nominees for director are selected for their character, judgment, diversity of experience, acumen, ability to work with others, and their ability to act for the benefit of Fidelity and its shareholders. The Nominating Committee evaluates the totality of the merits of each prospective nominee and does not restrict itself by establishing minimum qualifications or attributes. The Nominating Committee has a written policy regarding diversity that seeks to provide the Board with a depth of experience and differences in viewpoints and skills. The Nominating Committee's Director Qualification Standards and Procedure for Identifying and Evaluating Candidates is available under the Investor Relations section of our website at www.fidelitysouthern.com.
The name of any candidate for nomination as a director may be submitted to the Nominating Committee by shareholders, as described above, and directors. The Nominating Committee will review the qualifications of each candidate submitted and conduct such inquiries as it determines appropriate. There is no difference in the manner by which the Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified. The Nominating Committee recommends, by a majority vote of its members, to the entire Board of Directors those director candidates it believes will best serve Fidelity and its shareholders, meet the qualifications set forth in the director qualification standards, and have such other requisite skills and knowledge deemed necessary by the Nominating Committee.
The number of directors is currently set at nine by resolution of the Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors or of the shareholders, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting of shareholders or until their successors are elected and qualified.
Fidelity's Board of Directors has determined that each member of its Board, other than James B. Miller, Jr., Chief Executive Officer of Fidelity, and H. Palmer Proctor, Jr., President of Fidelity, were “independent” during 2012 as defined in the NASDAQ Marketplace Rules.
In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee unless the Board of Directors or shareholders by resolution provide for a lesser number of directors, but in no event will the Proxy be voted for more than nine nominees. Management has no reason to believe that any nominee will not serve if elected.

Nominating Committee Report
The Nominating Committee reviewed the qualifications of the director nominees, found them to meet the criteria for directors established by the Nominating Committee, and recommended the slate to the Board of Directors as director nominees for election at the 2013 Annual Meeting of Shareholders.
Major General (Ret) David R. Bockel, Chairman
Wm. Millard Choate
W. Clyde Shepherd III
Rankin M. Smith, Jr.
Information About Nominees for Director
The following information as of March 1, 2013, has been furnished by the respective nominees for director. All nominees for election to the Board of Directors set forth in this Proxy Statement currently serve as directors of Fidelity. Except as otherwise indicated, each nominee has been engaged in his present principal employment, in the same position, for more than five years. As described below, the Nominating Committee, after giving consideration to the Company's business operations and corporate structure, has determined that each nominee is qualified to serve on the Board.

Name	Age	Year First Elected	Business Experience During Past Five Years and Other Information
James B. Miller, Jr. (1)	72	1,979
Chairman of the Board and Chief Executive Officer of Fidelity since 1979. President of Fidelity from 1979 to April 2006. A director of Fidelity Bank, a wholly owned subsidiary of Fidelity, since 1976; President of Fidelity Bank from 1977 to 1997 and from December 2003 through September 2004; and Chief Executive Officer of Fidelity Bank from 1977 to 1997, and from December 2003 until present. Chairman of Fidelity Bank since 1998. Chairman of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. Chairman of Berlin American Companies and other family investment companies since 1977. A director of Interface, Inc., a carpet and fabric manufacturing company, since 2000, and of American Software Inc., a software development company, since 2002.

Mr. Miller's education and experience as an attorney, experience running a company in Germany, in addition to the years of experience employed as an executive officer of Fidelity, serving on Fidelity's Board of Directors as well as serving on the boards of various community organizations and public companies qualify him to serve as a director.

Major General (Ret) David R. Bockel (2) (3) (4)	68	1,997
Executive Director, Georgia Military Affairs Coordinating Committee, Georgia Chamber of Commerce, since October 2011;
Executive Director, Reserve Officers Association of the United States, a 63,000 member organization headquartered in Washington, D.C., from November 2009 to September 2011; Deputy Executive Director, from October 2003 to November 2009; USO of Georgia board member since February 2012. A director of Fidelity Bank since 1997.

Major General (Ret) Bockel's previous experience as founder and head of an advertising company, his military experience commanding 18,000 soldiers with responsibility for military facilities and equipment over five states, and his current position qualify him to serve as a director.

Wm. Millard Choate (4)	60	2,010
Founder and President of Choate Construction Company, a commercial construction and interior construction firm with offices headquartered in Atlanta, Georgia, since 1989. A director of Fidelity Bank since April 2010.
The experience Mr. Choate received founding his company and establishing all operations, procedures, banking, insurance and bonding relationships, marketing, preconstruction estimating, and technology, in addition to his degrees in economics and business, qualify him to serve as a director.

Dr. Donald A. Harp, Jr. (2) (3)	74	2,008
Adjunct Professor, Candler School of Theology, Emory University, since September 2008. Minister Emeritus of Peachtree Road United Methodist Church since July 2008. Senior Minister of Peachtree Road United Methodist Church from 1988 to July 2008. A director of Fidelity Bank since 2008.
Dr. Harp brings to the Board of Directors his experience of over 20 years managing a $7 million church budget and 60 member staff, as well as his membership on many non-profit boards and experience as mayor pro-tem of a city with budget and other management responsibilities, which qualify him to serve as a director.

Kevin S. King (1) (3)	65	1,998
An attorney in Georgia from 1972 to present. Of Counsel, Isenberg & Hewitt, P.C., Atlanta, Georgia, from January 2011 to August 2011. A director of Fidelity Bank since 1998.
Mr. King's qualifications to serve as director include degrees earned in accounting and law, and various business and legal positions over 40 years, including executive vice president/general counsel, a member of several for profit and non-profit boards, and as a lawyer in private practice.

William C. Lankford, Jr. (3)	63	2,010
Member of Moore Stephens Tiller, LLC, from 1979 to present. Managing Member from 1990 to September 2009. A director of Fidelity Bank since January 2010.
Mr. Lankford's position as a CPA with broad accounting, tax, and business experience gained from being in public practice for 40 years qualify him to serve as a director.

H. Palmer Proctor, Jr. (1)	45	2,004
President of Fidelity since April 2006; Senior Vice President of Fidelity from January 2006 to April 2006; Vice President of Fidelity from April 1996 to January 2006. President of Fidelity Bank since October 2004. Director and Secretary/Treasurer of LionMark Insurance Company, a wholly owned subsidiary, since November 2004. A director of Fidelity Bank since 2004. A director of Brown and Brown, Inc., an independent insurance intermediary, since 2012.
As an executive of Fidelity and Fidelity Bank, Mr. Proctor offers expertise in financial services and a unique understanding of our markets, operations, and competition, which qualify him to serve as a director.

W. Clyde Shepherd III (1) (4)	52	2,003
President, Plant Improvement Co., Inc., a highway construction/real property lessor company located in Atlanta, Georgia, since 1997. President or Vice President/Secretary of Toco Hill, Inc., a real estate/lessor and investment company located in Atlanta, Georgia, since 1983. Manager and partner of WCS Investment Partnership, LLLP, an active investment holding company located in DeKalb County and Walton County, Georgia, since 2003. A director of Fidelity Bank since 1998.

Mr. Shepherd's extensive business experience as head of highway construction, investment, and real property lessor companies, as well as degrees earned in the fields of finance and economics, qualify him to serve as a director.

Rankin M. Smith, Jr. (2) (4)	65	1,987
Owner and Manager, Seminole Plantation, a shooting preserve located in Thomasville, Georgia, since 1991. Chairman of the Board of Trustees of Thomas University from January 2009 to January 2011 and Trustee from 2004 to present, a member of the Board of Advisors of the Farmers & Merchants Bank, Monticello, FL, since March 2011. Director of Archbold Medical Foundation from 2005 to present. A director of Fidelity Bank since 1987.
Mr. Smith brings to the Board of Directors his many years of experience as a member and executive of various organizations, which qualify him to serve as a director.

(1)    Member of the Executive Committee of the Board of Directors
(2)    Member of the Compensation Committee of the Board of Directors
(3)    Member of the Audit Committee of the Board of Directors
(4)    Member of the Nominating Committee of the Board of Directors

There are no family relationships between any director, executive officer, or nominee for director of Fidelity or any of its subsidiaries.
Recommendation
The Board of Directors recommends a vote “FOR” each of the above nominees for director.

PROPOSAL # 2– RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Fidelity has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and is submitting such appointment to the shareholders for ratification.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by Proxy, by the shareholders of Fidelity at the Annual Meeting.
Recommendation
The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

PROPOSAL # 3 – ADVISORY (NON-BINDING) VOTE ON
EXECUTIVE COMPENSATION

We are asking the shareholders to vote, on an advisory basis, to approve the compensation of our Chairman and principal executive officer, our principle financial officer, and two other executive officers (the “Named Executive Officers”) as disclosed in this Proxy Statement in accordance with the rules of the SEC and Section 14A of the Exchange Act. This proposal commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation agreements and practices described in this Proxy Statement. This vote is advisory and is, therefore, not binding on us or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation.

Because the Board believes that the compensation of our Named Executive Officers as described in “Executive Compensation” appropriately addresses the Company’s objectives in connection with executive compensation, it recommends that the shareholders approve the following advisory resolution:

RESOLVED that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed in the “Executive Compensation” section of this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the executive compensation tables and related disclosures.
Recommendation
The Board of Directors recommends a vote “FOR” this proposal.

PROPOSAL # 4 – ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY
OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory vote on the compensation of our Named Executive Officers as described above, we are asking our shareholders to vote as to the frequency of future advisory votes on the compensation of the Named Executive Officers pursuant to the rules of the SEC and Section 14A of the Exchange Act. Because we issued preferred shares to the U.S. Treasury pursuant to the TARP Program in December 2008, we included a proposal in each of our annual meetings since then for an advisory vote by our shareholders on the compensation of the Named Executive Officers pursuant to the rules of the SEC. Since the U.S. Treasury sold the preferred shares to a third party, this year we must include a proposal which gives our shareholders the opportunity to express their views on whether such future advisory votes should occur every one, two, or three years, or abstain. This vote is advisory and is, therefore, not binding on us or the Board. The Board will consider the opinions of our shareholders when determining the frequency of future advisory votes on the compensation of the Named Executive Officers. The next shareholder vote on the frequency of the advisory vote will be determined by the outcome of the vote.

The Board has determined that holding an advisory vote on executive compensation annually is the most appropriate policy for the Company at this time. Our executive management programs are designed to recognize and reward both corporate and individual goals, and an annual vote will be consistent with the annual election of the Board of Directors. Therefore, the Board recommends that the shareholders approve the following advisory resolution:

RESOLVED that the shareholders desire that the Company include an advisory vote on the compensation of the Company’s Named Executive Officers, pursuant to Section 14A of the Exchange Act, on an annual basis.
Recommendation

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation on an annual basis.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
During 2012, the Board of Directors held nine meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees on which the director served. Fidelity has an Audit Committee, a Compensation Committee, a Nominating Committee, and an Executive Committee.
Directors are encouraged to attend the Annual Meeting of Shareholders. Eight directors attended the 2012 Annual Meeting of Shareholders.
The Board believes that our Chief Executive Officer is best situated to serve as Chairman of the Board of Directors because he is most familiar with our business and strategy, and is, therefore, the most appropriate director to lead discussions of our strategy and risk. Our independent directors bring experience, oversight, and expertise from outside the Company and industry, while our Chief Executive Officer provides company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes effective and thorough meetings and discussions and facilitates the flow of information between management and the Board. In 2011, the Board established the position of Lead Director, and selected Dr. Donald A. Harp, Jr. as Lead Director. As Lead Director, Dr. Harp presides at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board.
Both the Board as a whole and its committees play an active role in overseeing management of our risks. The Board regularly reviews information with members of senior management regarding our strategy and key areas of the Company including operations, finance, legal, and regulatory, as well as the risks associated with each. The Board’s Compensation Committee is responsible for overseeing the management of risks related to our executive compensation plans and reviewing the risks associated with our overall compensation practices and policies for all of our employees. The Audit Committee oversees management of financial risks. The Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
Audit Committee

Fidelity has a separately designated standing Audit Committee that oversees the financial and accounting reporting process, assures that an audit program is in place to protect the assets of Fidelity, assures that adequate internal controls exist, oversees the internal audit function, reviews the Report of Management on Internal Control Over Financial Reporting and related testing and documentation, selects the independent accountants for appointment by the Board of Directors, and evaluates their performance. During 2012, the Audit Committee held eight meetings.
The Audit Committee is governed by a written charter approved by the Audit Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
The Board of Directors of Fidelity has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee. In addition, each member of the Audit Committee is independent and qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The current member composition of the Audit Committee satisfies the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. Kevin S. King serves as Chairman of the Committee.

Nominating Committee
The primary functions of the Nominating Committee are to identify individuals qualified to become members of the Board, recommend to the Board the director nominees for each annual meeting of the shareholders, and fill vacancies and new positions on the Board. Fidelity’s Board of Directors has determined that the members of our Nominating Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. The Nominating Committee held two meetings during 2012. Major General (Ret) David R. Bockel serves as Chairman of the Committee.
The Nominating Committee is governed by a written charter approved by the Nominating Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
Compensation Committee
The primary functions of the Compensation Committee are to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the determination of goals and objectives, to evaluate performance relative to those goals and objectives, to determine the remuneration of all executive officers of Fidelity and each of its direct subsidiaries, and to grant equity incentives and administer the Equity Incentive Plan. In addition, the Compensation Committee is responsible for reviewing and evaluating compensation and benefit plans for all officers and employees to ensure they are appropriate, competitive, and properly reflect Fidelity’s objectives and performance. Likewise, the Compensation Committee is responsible for reviewing and discussing the Compensation Discussion and Analysis and recommending its inclusion in this Proxy Statement. Fidelity’s Board of Directors has determined that the members of our Compensation Committee are independent as defined in the NASDAQ Marketplace Rules applicable to companies with stock listed for quotation on the NASDAQ Global Select Market. During 2012, the Compensation Committee held six meetings. Major General (Ret) David R. Bockel serves as Chairman of the Committee.
The Compensation Committee is governed by a written charter approved by the Compensation Committee and the Board of Directors. The charter is available under the Investor Relations section of our website at www.fidelitysouthern.com.
Executive Committee
The Executive Committee is authorized to exercise any and all of the powers of the Board of Directors in the management of the business and affairs of Fidelity except where specific power is reserved to the Board of Directors by the Bylaws or by applicable law. During 2012, the Executive Committee held three meetings. James B. Miller, Jr. serves as Chairman of the Committee.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Objectives of Executive Compensation Program
The objectives of our executive compensation program are:

•
to provide competitive levels of compensation which take into account not only annual but long-term performance goals and the strategic objectives outlined in our strategic plan, all designed with the ultimate objective of improving shareholder value;

•	to attract, hire, and retain well-qualified, experienced, ethical, motivated, and dedicated executives;

•	to evaluate the performance of executive officers in a changing economic, interest rate, and credit quality environment;

•
to reward executives based on corporate performance, the attainment of long-term goals and strategic objectives, the level of each executive's initiative, responsibility, and achievements, and how effectively risk is managed; and

•	to provide competitive financial security for executives and dependents in the event of a change in control, death, disability, or retirement.
What our Executive Compensation Program is Designed to Reward
Our executive compensation program is designed to recognize and reward both corporate and individual performance primarily through competitive salary arrangements, annual incentive compensation plans, restricted stock awards, stock option grants, employment agreements, a deferred compensation plan, life insurance programs, certain perquisites, and other broad-based employee benefit plans such as our 401(k) Plan.

What are the Regulatory Limits on Executive Compensation
On December 19, 2008, as part of the United States Treasury Department’s (the “Treasury”) TARP Capital Purchase Program (the “CPP”), Fidelity entered into an Agreement (the “Purchase Agreement”) with Treasury, pursuant to which Fidelity (i) sold 48,200 shares of Fidelity’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Preferred Shares”) and (ii) issued a warrant (the “Warrant”) to purchase 2,266,458 shares of Common Stock for an aggregate purchase price of $48.2 million in cash. In the Purchase Agreement, Fidelity agreed that, until such time as Treasury ceases to own any securities of Fidelity acquired pursuant to the Purchase Agreement, Fidelity will take all necessary actions to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA and agreed not to adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA, and the applicable executives consented to the foregoing. In 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted that also imposed limitations on compensation to executives of financial institutions that participated in the CPP for so long as Treasury held the Preferred Shares. During 2012, Treasury sold the Preferred Shares to a third party, and as a result, we are not subject to the compensation restrictions imposed under the EESA or ARRA for periods after Treasury ceased to hold Preferred Shares.
How We Choose the Amounts for Each Element of Compensation
The Compensation Committee annually evaluates and recommends to the independent directors the salary and total remuneration of James B. Miller, Jr., our Chairman and principal executive officer, our principal financial officer, and two additional executive officers (the “Named Executive Officers”). The Committee evaluates data publicly available in connection with this review and does not utilize any compensation consultants. During 2012, our Named Executive Officers were Mr. Miller, Stephen H. Brolly, our Chief Financial Officer, H. Palmer Proctor, Jr., our President, and David Buchanan, a Vice President. This review is based on each executive officer’s individual achievements and contributions to corporate short-term and long-term goals and objectives for the prior year, as well as the individual and corporate goals and objectives for the current year. As a result of this qualitative review, the executive officers are not encouraged to engage in excessive risk-taking that could threaten the value of the financial institution. The Compensation Committee evaluates the performance of the Chairman and President and recommends their compensation, while the Chairman’s evaluations and compensation recommendations for the other executive officers are considered by the Compensation Committee. The Committee, as part of its evaluation, also considers the outcome of the “say-on-pay” vote by the shareholders. The Company’s shareholders approved the “say-on-pay” proposal at the last annual shareholders’ meeting held in 2012.

The Compensation Committee also met every six months in 2012 with the member of management responsible for risk management to review our incentive compensation programs for purposes of determining whether they encourage excessive or unnecessary risk-taking by our employees. As part of its review, the Compensation Committee considered the various risks to which Fidelity is subject, including market, liquidity, interest rate, operational, financial, credit quality, and other risks, and how Fidelity’s incentive compensation programs may contribute to risk. The Compensation Committee also considered Fidelity’s controls and actions taken to mitigate and monitor those risks, including the Company’s clawback policy.

In connection with such review, the Compensation Committee concluded that Fidelity’s incentive compensation programs do not encourage Fidelity’s employees to take excessive or unnecessary risks that threaten the value of the Company. Instead, the Compensation Committee concluded that Fidelity’s incentive compensation programs are designed to encourage the employees to achieve individual and corporate goals and objectives, while continually assessing and monitoring the risks. The clawback policy states that affected employees of the Company are subject to repayment of any bonus, retention award, or incentive compensation that is based on statements of earnings that are later found to be materially inaccurate.
Incentive Compensation Plans, Employment and Executive Continuity Agreements
Non-equity incentive compensation plans and employment and executive continuity agreements have been provided to our executive officers to aid in retention, to encourage continuity, to provide for non-compete requirements if employment is terminated, and to remain competitive with the compensation programs of comparable financial institutions.
Incentive Compensation Plans. The Compensation Committee believes that non-equity incentive plan compensation is a valuable element of overall executive officer compensation to motivate executive officers to achieve individual and corporate short-term and long-term or strategic goals and objectives. Each executive officer was eligible for 20% of his salary or annual base compensation, or such other amount as determined by the Compensation Committee, as non-equity incentive compensation during 2012. Based on exceeding their 2012 individual goals and on the Company’s financial and corporate results, Miller, Proctor, and Buchanan were awarded incentive compensation of $100,000, $100,000, and $200,000, respectively.

Messrs. Miller’s and Proctor’s employment agreements provide that they will be eligible during 2013 for 20% of their base compensation of $750,000 and $500,000, respectively, as incentive compensation or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures that the Committee may consider in its sole discretion.
Fidelity and Fidelity Bank entered into incentive compensation agreements with Stephen H. Brolly as Chief Financial Officer and David Buchanan as Vice President in January 2013, providing that Messrs. Brolly and Buchanan will be eligible during 2013 for 20% of their base compensation of $250,000 and $400,000, respectively, as incentive compensation or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures that the Committee may consider in its sole discretion.
Employment Agreements. Based on the goals and objectives established by the Compensation Committee, Executive officers are provided with employment and continuity agreements of various terms to provide them assurance of compensation following a change in control. The agreements serve as a retention program as well as a program to provide for non-compete requirements.

Fidelity and Fidelity Bank entered into an employment agreement with James B. Miller, Jr. as Chairman and Chief Executive Officer of Fidelity and Fidelity Bank for a three-year period commencing January 1, 2007. The employment agreement was amended December 16, 2008, to comply with Internal Revenue Code Section 409A (“Section 409A”), amended effective January 1, 2010, to extend the term of the agreement until December 31, 2012, and amended effective January 1, 2012, to increase the annual base salary to $750,000. A new three-year employment agreement was executed in December 2012 effective January 1, 2013, under the same basic terms and conditions that were included in the employment agreement that expired December 31, 2012. The employment agreement provides for a base salary of $750,000 per year and makes Mr. Miller eligible for 20% of his base compensation as incentive compensation, or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion may consider. Under the agreement, if Mr. Miller’s employment is terminated by Fidelity for any reason other than for cause (as defined below), death, or total disability, Mr. Miller will, upon execution of a release, receive an amount equal to three times his base salary less the aggregate amount to be paid in connection with his non-compete agreement (as described below), paid over a 36 month period, and will be eligible to continue participation in the employee benefit programs of Fidelity for 18 months after the date of termination on the same basis as other executives. Termination for cause is defined as the commission of a felony or any other crime involving moral turpitude, the commission of dishonest acts intended to result in personal gain, illegal use of controlled substances, misappropriation of Company assets, or the breach of any other term of the agreement such as the solicitation of clients, the solicitation of employees, covenants not to compete, or confidentiality. If such payment were to be made under the current employment agreement, such payment would equal approximately $2.25 million, excluding payments related to continued participation in the employee benefit programs. Payments made by Fidelity and Fidelity Bank for Mr. Miller’s employee benefit programs totaled less than $10,000 in 2012.

Additionally, the employment agreement provides that upon termination of Mr. Miller’s employment, for a period of 18 months (the “Non-Compete Period”), he will not engage in a competitive business within a 50 mile radius of Fidelity’s Buckhead location, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of Mr. Miller’s non-compete agreement, he will receive an amount equal to 60% of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Miller’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $8 million payable to his designated beneficiaries or his estate.

Fidelity and Fidelity Bank also entered into an employment agreement with H. Palmer Proctor, Jr. as President of Fidelity and Fidelity Bank for a three-year period commencing January 1, 2007. The employment agreement was amended December 16, 2008, to comply with Section 409A, amended effective January 1, 2010, to extend the term of the agreement until December 31, 2012, and amended effective January 1, 2012, to increase the annual base salary to $460,000. A new three-year employment agreement was executed in December 2012, effective January 1, 2013, under the same basic terms and conditions that were included in the employment agreement that expired December 31, 2012, except that the annual base salary was increased to $500,000. The employment agreement provides for a base salary of $500,000 per year and makes Mr. Proctor eligible for 20% of base compensation as incentive compensation, or such other amount as determined by the Compensation Committee following its evaluation of corporate and individual performance relative to the executive compensation established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion may consider. Under the agreement, if Mr. Proctor’s employment is terminated by Fidelity for any reason other than for cause (as defined above), death, or total disability, Mr. Proctor will, upon execution of a release, receive an amount equal to three times his base salary less the aggregate amount to be paid in connection with his non-compete agreement (as described below), paid over a 36 month period, and will be eligible to continue participation in the employee benefit programs of Fidelity for 18 months after the date of termination on the same basis as other executives. If such payment were to be made under the current employment agreement, such payment would equal approximately $1.50 million, excluding payments related to continued participation in the employee benefit programs. Payments made by Fidelity and Fidelity Bank for Mr. Proctor’s employee benefit programs totaled less than $10,000 in 2012.
Additionally, Mr. Proctor agrees that upon termination of his employment, for a period of 18 months (the “Non-Compete Period”), he will not engage in a competitive business within a 50 mile radius of Fidelity’s Buckhead location, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of Mr. Proctor’s non-compete agreement, he will receive an amount equal to 40% of his base salary for each year or portion thereof during the Non-Compete Period. In addition, Fidelity will maintain during Mr. Proctor’s lifetime, regardless of the termination of his employment or employment agreement for any reason, insurance policies in the aggregate face amount of $1.5 million payable to his designated beneficiaries or his estate.
Executive Continuity Agreements. Fidelity maintains executive continuity agreements with James B. Miller, Jr., H. Palmer Proctor, Jr., Stephen H. Brolly, and David Buchanan to encourage such executive officers to continue their employment with Fidelity following a change of control. Each agreement ensures that the executive will maintain his salary following a change of control for a period of time up to one year with respect to Messrs. Brolly and Buchanan and up to three years for Messrs. Miller and Proctor and will continue to have the benefit of incentive or other programs generally available to executives. If any executive is terminated other than for cause, total disability, or death during the applicable change of control period or the executive terminates his employment for good reason, the executive will receive, for a period of one year with respect to Messrs. Brolly and Buchanan, or a period of three years with respect to Messrs. Miller and Proctor, his final compensation less the aggregate amount to be paid in connection with the executive’s agreement not to compete with Fidelity, not to solicit its customers or employees, and to maintain the confidentiality of its confidential information. Additionally, each executive agrees that, for a period of 12 months for Messrs. Brolly and Buchanan and 18 months for Messrs. Miller and Proctor (the “Non-Compete Period”), he will not engage in a competitive business within a 50 mile radius of Fidelity’s Buckhead office, its headquarters, will not solicit customers or employees of Fidelity, and will not disclose any confidential information of Fidelity. In consideration of such agreement, each executive will receive a payment equal to 40% of his base salary for each year or portion thereof during the Non-Compete Period with respect to Messrs. Proctor, Brolly, and Buchanan, and equal to 60% of his base salary for each year or portion thereof during the Non-Compete Period with respect to Mr. Miller. The executives will also continue to be eligible to participate in Fidelity’s benefit plans for 12 months with respect to Messrs. Brolly and Buchanan, or 18 months with respect to Messrs. Miller and Proctor, and will be entitled to outplacement services for a period up to two years that will be paid by Fidelity (with a maximum cost of $20,000). The executives will not receive a duplication of benefits under the Executive Continuity Agreements and any Employment Agreement or other agreement, program, or arrangement, because benefits paid under the Executive Continuity Agreement will be reduced by any similar benefits paid otherwise.
If payments were to be made under the current executive continuity agreements, such payments would equal approximately $2.25 million, $1.50 million, $250,000 and $400,000 for Messrs. Miller, Proctor, Brolly, and Buchanan, respectively, reduced for payments if any, made under the employment agreements described above, excluding payments related to continued participation in the employee benefit programs and possible outplacement services as described above. Payments for employee benefit programs made by Fidelity and Fidelity Bank totaled less than $10,000 for each Named Executive Officer in 2012. The executive continuity agreements were amended and restated December 21, 2012, to comply with the rules of Section 409A.
Under the executive continuity agreements, “final compensation” is defined as the highest of (i) the executive’s compensation for the 12 full calendar months immediately preceding the change of control; (ii) the executive’s annual base salary rate payable by Fidelity, the Bank and any affiliate, in effect immediately preceding the change of control; or (iii) the executive’s annual base salary rate as set by Fidelity, the Bank and any affiliate, effective at any time during the employment period. Termination for “good reason” by the executive is defined as an uncured event which occurs without the executive’s consent such as an adverse material change in responsibilities, an assignment of responsibilities inconsistent with the position of the executive, any removal of the executive from a position held prior to the change in control, a reduction in salary or incentive compensation, required relocation more than 15 miles from his current place of employment, or the failure of Fidelity to continue any benefits in which the executive participated prior to the change in control.

What are the Elements of Compensation and How Each Element Fits into Overall Compensation Objectives
Annual Salary. The Committee believes that the most important element of executive officer compensation to attract, retain, and motivate executive officers in our market is annual salary, which is heavily weighted in the determination of each executive officer’s total compensation. The Compensation Committee believed that the executive officers acted decisively and effectively during the economic problems that continued throughout 2012. As discussed above, Mr. Proctor’s annual base salary was increased to $500,000 effective January 1, 2013.
Bonus. The Compensation Committee does not provide for a bonus plan as an element of total executive officer compensation, although one-time discretionary bonuses have been awarded from time to time to certain executive officers for achievement and superior performance.
Incentive Compensation. As described above, each executive officer is eligible for 20% of his salary or other base compensation, or such other amount as determined by the Compensation Committee, as incentive compensation. Such incentive compensation may be paid in the form of cash or equity. Stock options and restricted stock awards (“Awards”) are granted to executive officers from time to time to enhance the alignment of their objectives with those of shareholders in terms of building value, to provide an opportunity for increased levels of ownership by executive officers, to encourage executive officer retention through longer-term incentives, and to maintain competitive levels of total compensation. Options are generally awarded at the closing market price on the date of grant. The Compensation Committee has never granted options with an exercise price that is less than the closing price on the date of grant. The Committee tries to make equity based grants and stock option grants at times when they will not be influenced by scheduled releases of financial information. It does not otherwise time or plan the release of material, non-public information to affect the value of executive compensation. The Compensation Committee will from time to time award options as an inducement to join the Company and these are generally awarded with the date of hire as the grant date.

In the event the Named Executive Officer’s continuous employment with the Company is terminated by the Named Executive Officer for Good Reason or by the Company without Cause within 12 months after a Change in Control (as defined), the assumed Award shall vest in full upon such termination of employment, including with respect to the portion of the Award which had not previously vested.

At December 31, 2012, the value of the benefits assumed for the unvested Awards to James B. Miller, Jr., Stephen H. Brolly, H. Palmer Proctor, Jr., and David Buchanan would have been $1,019,500, $199,600, $1,437,948 and $1,488,250, respectively. On December 21, 2012, Messrs. Miller, Proctor, and Buchanan were each granted 50,000 nonqualified stock options.
Other Compensation
We provide executive officers with perquisites and other personal benefits that are believed to be reasonable and consistent with the overall compensation program to assist with attracting and retaining executive officers. These perquisites and benefits are periodically reviewed for composition and appropriateness. Certain executive officers are provided life insurance through split-dollar plans, company automobiles, and country club memberships.

Fidelity has adopted certain broad-based employee benefit plans in which executives and other officers, together with employees, have the right to participate. Benefits under these plans are not directly or indirectly tied to Fidelity’s performance. Contributions by Fidelity to the 401(k) Plan are voluntary, at the election of the Board of Directors.

Summary Compensation Table
The following table sets forth the annual total compensation paid by Fidelity and its subsidiaries for 2012, 2011, and 2010, to our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(5)	Stock Options(6)	All Other Compensation		Total
James B. Miller, Jr.	2012	$750,000	$100,000	307,500	$220,500	$171,930	(1)	$1,549,930
Chairman and Chief	2011	600,000	—	—	—	174,501		774,501
Executive Officer	2010	600,000	—	112,500	—	176,685		889,185

Stephen H. Brolly	2012	250,000	—	—	74,250	4,623	(2)	328,873
Chief Financial Officer	2011	200,000	—	—	—	3,000		203,000
	2010	200,000	—	90,000	—	5,002		295,002

H. Palmer Proctor, Jr.	2012	460,000	100,000	768,750	220,500	14,946	(3)	1,564,196
President	2011	360,000	—	—	—	13,667		373,667
	2010	360,000	—	112,500	—	16,617		489,117

David Buchanan	2012	400,000	100,000	768,750	220,500	10,774	(4)	1,500,024
Vice President	2011	260,000	—	—	—	8,011		268,011
	2010	260,000	—	112,500	—	8,766		381,266

(1)
Includes $8,350 for personal use of a company automobile, and $162,821 for life insurance for Mr. Miller under split-dollar and corporate owned life insurance policies (based on standard IRS tables providing the cost of term life insurance for comparable coverage). Under the split-dollar insurance policies, Fidelity will receive, upon termination of the policies, proceeds equal to the insurance premiums paid plus a market yield. Also includes $759 for annual club fees based on personal use.

(2)	Represents Fidelity’s matching contribution of $4,623 to Mr. Brolly’s account in the 401(k) Plan.

(3)
Includes Fidelity’s matching contributions of $7,500 to Mr. Proctor’s account in the 401(k) Plan, $3,131 for personal use of a company automobile, and $1,778 under split-dollar life insurance policies (based on standard IRS tables providing the cost of term life insurance for comparable coverage) in which Fidelity will receive, upon termination of the policy, proceeds equal to the insurance premiums paid plus a market yield. Also, includes $2,537 for annual club fees based on personal use.

(4)
Includes Fidelity’s matching contributions of $5,500 to Mr. Buchanan’s account in the 401(k) Plan, $3,264 for personal use of a company automobile, and $2,010 under a split-dollar life insurance policy (based on standard IRS tables providing the cost of term life insurance for comparable coverage) in which Fidelity will receive, upon termination of the policy, proceeds equal to the insurance premiums paid plus a market yield.

(5)	The value of the stock awards is calculated in accordance with FASB ASC Topic 718, without a forfeiture amount.

(6)
The value of the options awards is calculated in accordance with FASB ASC Topic 717, without a forfeiture rate. See Note 12 to the Company’s Audited Financial Statements for additional discussion on FASB ASC Topic 718 valuation methodology.

Grants of Plan-Based Awards for 2012

The table below summarizes all grants of plan-based awards to the Named Executive Officers in 2012:

Name and Principal Position	Award Type	Grant Date	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or base price of option awards (3)	Grant date fair value of stock and option awards (4)
James B. Miller, Jr.	RS (1)	01/19/12	50,000	—	$6.15	$307,500
	NQ (2)	12/21/12	—	50,000	9.00	220,500

Stephen H. Brolly	NQ (2)	01/19/12	—	25,000	6.15	74,250

H. Palmer Proctor, Jr.	RS (1)	01/19/12	125,000	—	6.15	768,750
	NQ (2)	12/21/12	—	50,000	9.00	220,500

David Buchanan	RS (1)	01/19/12	125,000	—	6.15	768,750
	NQ (2)	12/21/12	—	50,000	9.00	220,500

(1)
Restricted Stock awarded under the 2006 Equity Incentive Plan. The Restricted Stock awards vest 40% on Year 2 Anniversary and 20% annually thereafter on Year 3-5 for Miller; and 20% per year for 5 years for Messrs. Proctor and Buchanan. Restricted Stock has no performance criteria. Vesting is based on continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control).

(2)	Non-qualified Stock Options granted under the 2006 Equity Incentive Plan vest one-third annually over a 3-year period.

(3)	The exercise price is set at the market closing price on the grant date.

(4)
The market value of stock awards is computed by using the closing price of a share of the Company’s Common Stock as quoted on the NASDAQ Global Select Market at close of business on grant date. The fair value of stock options is calculated using the Black-Scholes option pricing model.

The vesting period and term of options are determined based on the Compensation Committee’s review of recommended awards and their review of long and short-term goals and objectives. In order to provide incentives for short to intermediate term strategic objectives and to generate additional capital in the Company more quickly, a relatively short three-year vesting period was selected. The vesting options must be exercised within five years of the date of the grant.
Outstanding Equity Awards at December 31, 2012
The following table sets forth the outstanding equity awards at December 31, 2012, for the Named Executive Officers:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity Incentive plan awards: market or payout value of unearned shares, units, or other rights that have not vested (1)
James B. Miller, Jr.	50,000	50,000	$9.00	12/21/2017	65,000	$620,750
	75,000	—	4.60	07/22/2013

Stephen H. Brolly	25,000	25,000	6.15	01/19/2017	12,000	114,600

H. Palmer Proctor, Jr.	50,000	50,000	9.00	12/21/2017	140,000	1,337,000
	14,838	—	4.60	07/22/2013

David Buchanan	50,000	50,000	9.00	12/21/2017	140,000	1,337,000
	25,000	—	4.60	07/22/2013

(1)	The market value is based on the closing price of the Company’s Common Stock at December 31, 2012, of $9.55
multiplied by the number of unvested awards.
Option Exercises and Stock Vested for 2012

The table below sets forth the value realized upon exercising stock options and vesting of restricted stock awards for the Named Executive Officers during 2012:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
James B. Miller, Jr.	—	$—	10,000	$62,000

Stephen H. Brolly	5,000	25,145	8,000	49,600

H. Palmer Proctor, Jr.	60,162	280,242	10,000	62,000

David Buchanan	25,000	127,329	10,000	62,000

(1)	Represents the difference between the price of the Company’s Common Stock on the date of exercise and the option exercise price multiplied by the number of options exercised.

(2)	Represents the value realized by multiplying the number of restricted Stock awards vesting by the closing price of the Company’s Common Stock on the date of vesting.

Nonqualified Deferred Compensation
There is a nonqualified deferred compensation plan available to executive officers to provide an opportunity to defer amounts in addition to that which may be deferred under the 401(k) Plan. Under the nonqualified deferred compensation plan, the Board or its designee specifies the employees eligible to participate in the plan and the effective date and period of each such employee’s eligibility to participate. The amount deferred by the participant is deducted each pay period in which the participant has compensation during the period of participation. Upon written notice by December 31st each year, a participant may increase, decrease, or discontinue the deferral election for the following year. A participant’s interest in the value of the account is 100% vested and non-forfeitable.

The participant’s account is credited with earnings (or losses) determined assuming the amounts credited to the account were invested in the investment funds the participant has selected from the funds made available from time to time under the plan for such purpose. There is no current or potential future cost to the Company.

Unless the participant has specified a date for the commencement of distributions, on the participant’s termination of service with, or retirement from, the Company, the amounts credited to the account shall be paid commencing as soon as feasible after such termination of service or retirement; provided that in the case of a participant that is a “key employee” (as defined in Section 409A), if the stock of the employer is then publicly traded on an established securities market or otherwise, any amounts which become payable from this plan within the first six months after such participant’s termination shall be delayed and paid immediately following the close of such sixth month (or, if earlier, the date of such participant’s death).

In no event will a distribution of any part of a participant’s account be made prior to the earliest of (i) the participant’s termination of service unless the participant has specified a later date in an election then in effect, (ii) the date specified by the participant in the most recent election then in effect, (iii) the date the participant becomes disabled, (iv) the death of the participant, or (v) the occurrence of an unforeseeable emergency.

At the end of each year, the Board (or its designee) determines whether there will be an employer contribution credit for the year. Such determination is made on an individual participant basis, with the Board having absolute discretion to determine whether an individual participant will be credited with an employer contribution, the amount of such contribution, and the conditions the participant must satisfy to be credited with such contribution. Although the plan provides for Company contributions, there have been no Company contributions to this plan for the past five years.

The following table sets forth the nonqualified deferred compensation transactions for the year ended December 31, 2012, and the aggregate balance at December 31, 2012, for the Named Executive Officers:

Name	Executive Contributions in 2012	Aggregate Earnings in 2012	Aggregate Balance at 12/31/12
James B. Miller, Jr.	$—	$—	$—
Stephen H. Brolly	—	—	—
H. Palmer Proctor, Jr.	—	—	—
David Buchanan	130,769	43,165	734,748
There were no Company contributions to or withdrawals or distributions from this plan for the year ended December 31, 2012.

Agreements with Executive Officers and Post-Employment Compensation
Messrs. Miller, Proctor, Brolly, and Buchanan have entered into employment and executive continuity agreements that are described in the Compensation Discussion and Analysis section.
There were no other arrangements or understandings between executive officers or nominees for directors with any other person who was, or is to be, selected as a director, executive officer, or nominee.

Tax and Accounting Considerations
The Company’s compensation programs are affected by each of the following:

•
Accounting for Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with the requirements of ASC 718. The Company also takes into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for its stock-based compensation programs.

•
Section 162(m) of the Internal Revenue Code—This section limits the deductibility of compensation for our chief executive officer and our other Named Executive Officers unless the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m).

•
Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that our plans have been designed and are operating to appropriately comply with Section 409A.

Executive Share Ownership Guidelines
The Compensation Committee supports share ownership by its executives but has not imposed formal ownership guidelines as of December 31, 2012. Details regarding the ownership of shares by the Named Executive Officers are set forth under “Security Ownership of Certain Beneficial Owners and Management.”
Compensation of Nonemployee Directors
During 2012, each nonemployee director of Fidelity received a $10,000 annual retainer, paid in four quarterly installments, divided equally between Fidelity and Fidelity Bank. In addition, each nonemployee director received $2,000 for each Fidelity and Fidelity Bank Board of Directors’ meeting attended and $1,000 for each committee meeting attended and each director is eligible for equity awards.

Director compensation is reviewed periodically by the Compensation Committee and adjustments are recommended to the Board. The retainers and fees are believed to be competitive and appropriate to attract and retain well-qualified and committed members. Effective January 1, 2013, the annual retainer paid to each nonemployee director of Fidelity was increased to $12,000, paid in four quarterly installments, divided equally between Fidelity and Fidelity Bank.

The following table sets forth the compensation of nonemployee directors for the year ended December 31, 2012.

	Director Compensation
Name	Fees Earned and Paid in Cash	Option Awards ($) (3)	Total ($)
Major General (Ret) David R. Bockel (1) (2)	$47,000	$29,700	$76,700
Wm. Millard Choate (1)	45,000	29,700	74,700
Dr. Donald A. Harp, Jr. (1)	45,000	29,700	74,700
Kevin S. King (1) (2)	46,000	29,700	75,700
William C. Lankford, Jr. (1)	46,000	29,700	75,700
W. Clyde Shepherd III (1) (2)	42,000	29,700	71,700
Rankin M. Smith, Jr. (1) (2)	46,000	29,700	75,700

(1)
Directors Bockel, Harp, King, and Lankford received stock in lieu of cash for 50% of their director fees; Directors Choate and Shepherd received stock in lieu of cash for 100% of their director fees; and Director Smith received stock in lieu of cash for 60% of his director fees.

(2)
Each of these directors was awarded 1,000 stock options on July 22, 2008, with an option exercise price of $4.60, an option expiration date of July 22, 2013, and a vesting schedule of one-third for three years beginning July 22, 2009.

(3)
Each director was awarded 10,000 stock options on January 19, 2012, with an option exercise price of $6.15, an option expiration date of January 19, 2017, and a vesting schedule of one-third for three years beginning January 19, 2013.

The outstanding stock options for each director as of December 31, 2012, were as follows:

Name	Options
Major General (Ret) David R. Bockel	10,000
Wm. Millard Choate	10,000
Dr. Donald A. Harp, Jr.	10,000
Kevin S. King	11,000
William C. Lankford, Jr.	10,000
W. Clyde Shepherd III	11,000
Rankin M. Smith, Jr.	11,000
James B. Miller, Jr., the Company’s Chairman and Chief Executive Officer, and H. Palmer Proctor, Jr., the Company’s President, are not included in the above table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Miller and Proctor as employees of the Company is shown in the Summary Compensation Table on page 17.

COMPENSATION COMMITTEE REPORT
The Compensation Committee is composed entirely of nonemployee directors, each of whom has been determined in the Board's business judgment to be independent based on the NASDAQ independence standards.
The Compensation Committee has reviewed Fidelity's Compensation Discussion and Analysis for the fiscal year ended December 31, 2012, and has discussed the contents with management.
Based upon the review and discussion noted above, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Compensation Discussion and Analysis sets forth the committee's (1) description of each senior executive officer compensation plan and explanation of how each Named Executive Officer compensation arrangement does not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution, (2) identification of the employee compensation plans and explanation of how any unnecessary risks posed by the plans have been limited, and (3) explanation of how the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.
In addition, the Compensation Committee certifies that at meetings held in March and September 2012, (1) it reviewed with Fidelity's senior risk officer the incentive compensation arrangements with its Named Executive Officers and has made reasonable efforts to ensure that such arrangements do not encourage these senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution, (2) it reviewed with Fidelity's senior risk officer the employee compensation arrangements and has made all reasonable efforts to limit any unnecessary risks these arrangements pose to the financial institution, and (3) it reviewed the employee compensation arrangements to eliminate any features of those arrangements that would encourage the manipulation of reported earnings of the financial institution to enhance the compensation of any employee.
Major General (Ret) David R. Bockel, Chairman
Dr. Donald A. Harp, Jr.
Rankin M. Smith, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee of the Board of Directors are Major General (Ret) David R. Bockel, Chairman, Dr. Donald A. Harp, Jr., and Rankin M. Smith, Jr. No member of the Compensation Committee is or was an officer or employee of Fidelity or any subsidiary. There are no Compensation Committee interlocks between Fidelity and other entities involving Fidelity's executive officers and members of the Board of Directors who serve as executive officer or board member of such other entities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Fidelity has a written related person transaction policy that governs the identification, approval, ratification, and monitoring of any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors of Fidelity must approve all such transactions under the policy. No member of the Board of Directors may participate in any review or approval of a transaction with respect to which such member or any of his family members is a related person.
During 2012, Fidelity Bank paid $1,045,483 to Choate Construction Company, of which Mr. Choate, a director and member of the Compensation Committee in 2012, is the majority shareholder. The payments were in connection with remodeling or renovating seven branches for Fidelity Bank. The Board of Directors approved the transactions, with Mr. Choate abstaining, determining that they were made on terms no less favorable than the terms generally available to an unaffiliated third party under the same or similar circumstances, and complied with Fidelity's established policy. After review of the facts, it has been determined that Mr. Choate is still considered independent under the NASDAQ Marketplace Rule.
Fidelity Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of Fidelity and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such loans do not involve more than the normal risks of repayment nor present other unfavorable features. As of December 31, 2012, Fidelity Bank had loans outstanding to executive officers and directors and their controlled entities aggregating approximately $50,000.

CODE OF ETHICS
The Board of Directors of Fidelity has adopted a Conflict of Interest Policy / Code of Ethics applicable to all of its directors and employees, including its chief executive officer and each of its senior financial officers, which complies with applicable regulations under the federal securities laws and the NASDAQ Marketplace Rules. The Code is available under the Investor Relations section of our website at www.fidelitysouthern.com. Fidelity intends to disclose any amendment or waiver by posting such information on its website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table reflects the number of shares of Common Stock beneficially owned as of March 1, 2013, by (1) each person known to be the beneficial owner of more than five percent of the Common Stock of Fidelity, (2) each director, (3) each Named Executive Officer, and (4) all directors and executive officers as a group.
Unless otherwise indicated, each of the named individuals and each member of the group has sole or shared voting power or investment power with respect to the shares shown. Unless otherwise indicated, the address of each person or entity named in the table is c/o Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
The number of shares beneficially owned by each shareholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of March 1, 2013, through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Co, LLP 2800 Congress Street Boston, MA 02210-1023	1,380,501		9.30
The Banc Fund Co, LLC 20 North Wacker Drive Suite 3300 Chicago, IL 60606-3105	1,204,663		8.11
James B. Miller, Jr.	3,285,614	(1)	22.06
Major General (Ret) David R. Bockel	33,144	(2)	*
Wm. Millard Choate	195,109	(3)	1.31
Dr. Donald A. Harp, Jr.	23,483	(4)	*
Kevin S. King	30,728	(5)	*
William C. Lankford, Jr.	16,198	(6)	*
H. Palmer Proctor, Jr.	250,240	(7)	1.69
W. Clyde Shepherd III	298,530	(8)	2.01
Rankin M. Smith, Jr.	227,119	(9)	1.53
Stephen H. Brolly	35,441	(10)	*
David Buchanan	227,334		1.53
All directors and executive officers	4,622,940	(11)	30.99
as a group (11 persons)

Certain Beneficial Owner:
Fidelity Southern Corporation 401(k) Plan	819,079		5.52

*Less than 1%.

(1)
Includes 50,000 shares that Mr. Miller has the right to acquire pursuant to outstanding stock options, 253,752 shares held by Mr. Miller's grandchild and family trust, and 215,129 shares held by a family partnership, a company of which Mr. Miller and his wife's trust own 40%. Also includes 99,478 shares owned by his wife's trust.

(2)	Includes 292 shares held by Major General (Ret) Bockel's wife.

(3)	Includes 3,334 shares that Mr. Choate has the right to acquire pursuant to outstanding stock options, and 33,090 shares held by a Choate family partnership.

(4)	Includes 3,334 shares that Dr. Harp has the right to acquire pursuant to outstanding stock options.

(5)	Includes 26,206 shares held by Mr. King's wife.

(6)	Includes 3,334 shares that Mr. Lankford has the right to acquire pursuant to outstanding stock options, and 2,153 shares held by Mr. Lankford's wife.

(7)	Includes 8,237 shares held by Mr. Proctor's children, and 10,769 shares held by Mr. Proctor's wife.

(8)	Includes 39,095 shares held by a Shepherd family foundation, 5,655 shares held by a family partnership, and 2,033 shares held by Mr. Shepherd's child.

(9)	Includes 4,334 shares that Mr. Smith has the right to acquire pursuant to outstanding stock options, and 329 shares owned by Mr. Smith's wife.
(10) Includes 8,334 shares that Mr. Brolly has the right to acquire pursuant to outstanding stock options.

(11)	Includes 72,670 shares that the beneficial owners have the right to acquire pursuant to outstanding stock options.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Fidelity's directors, executive officers, and persons who own more than 10% of the Common Stock of Fidelity to file reports of ownership changes with the SEC. To the Company's knowledge, during 2012, all reports of beneficial ownership of securities were filed with the SEC in a timely manner, except for Form 4s relating to December 21, 2012, awards of 50,000 stock options each to James B. Miller, Jr., H. Palmer Proctor, Jr., and David Buchanan. The failure to file timely reports was inadvertent and was promptly corrected after discovery of the reporting obligation.

AUDIT COMMITTEE REPORT
Fidelity's Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 4200(a) (15) and 4350(d) of the NASDAQ Marketplace Rules, Section 10A-3 of the Exchange Act and have the knowledge and experience required by Rule 4350(d).
The Audit Committee has reviewed Fidelity's Annual Report on its Form 10-K and the audited consolidated financial statements for the year ended December 31, 2012, and discussed the financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Fidelity's independent registered public accountants, those matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the members of the Audit Committee have discussed the independence of Ernst & Young. The Audit Committee has also reviewed the Report of Management on Internal Control Over Financial Reporting and Ernst & Young's Report of Independent Registered Public Accounting Firm with management, the internal auditors, and Ernst & Young. The Audit Committee has determined that the providing of professional services by Ernst & Young, in addition to audit-related services, is compatible with the maintenance of the accountant's independence.
Based upon the review and discussions noted above, the Audit Committee has recommended to the Board of Directors of Fidelity, and the Board has approved, that the audited consolidated financial statements of Fidelity be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and be filed with the SEC.
Kevin S. King, Chairman
Major General (Ret) David R. Bockel
Dr. Donald A. Harp, Jr.
William C. Lankford, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young audited the consolidated financial statements of Fidelity and the evaluation of Fidelity's internal control over financial reporting as of December 31, 2012. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

FEES PAID BY FIDELITY TO ERNST & YOUNG
The following table sets forth the fees paid by Fidelity for audit and other services provided by Ernst & Young for fiscal years 2012 and 2011:

	2012	2011
Audit Fees (1)	$559,250	$512,500
Audit-Related Fees (2)	48,000	45,500
Tax Fees	—	—
All Other Fees	—	—
Total	$607,250	$558,000

(1)
Audit fees represent fees for professional services provided in connection with the audit of the financial statements, review of the quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings, including the audit of management's assessment over financial reporting.

(2)	Audit-related fees consist primarily of accounting consultation, employee benefit plan audits, and other attestation services.
The Audit Committee approved all audit services provided by Fidelity's independent registered public accountants during 2012 and 2011 on a case-by-case basis in advance of each engagement. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by Fidelity's independent registered public accounting firm and associated fees for any non-audit service, provided that the Chairman shall report any decisions to pre-approve such non-audit services and fees to the full Audit Committee at its next regular meeting. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the “de minimis” exception by the SEC for the provision of non-audit services.

SHAREHOLDER PROPOSALS
Shareholder proposals intended to be included in our Proxy Statement and voted on at the 2014 Annual Meeting of Shareholders must be received at our offices at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, Attention: Corporate Secretary, on or before November 29, 2013. Shareholders may also present at the 2013 Annual Meeting any proper proposal that is not disclosed in the Proxy Statement for that meeting without prior notice to Fidelity. As discussed in Shareholder Nominees on page three, any proposed director nomination by a shareholder must be submitted on or before November 1 immediately preceding the next Annual Meeting of Shareholders.

COMMUNICATIONS WITH FIDELITY AND THE BOARD
The following options are available to shareholders who want to communicate with Fidelity or the Board:
To communicate with the Board of Directors, address communications to the Board of Directors in care of the Corporate Secretary of Fidelity at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. Communications that are intended specifically for a designated director should be addressed to the director in care of the Corporate Secretary of Fidelity at the above address. The Corporate Secretary shall cause the communications to be delivered to the addressees.
To receive information about Fidelity or Fidelity Bank, one of the following methods may be used:

1.	Fidelity Bank's website, located at www.lionbank.com, contains product and marketing data.

2.
Fidelity's website, Investor Relations section, located at www.fidelitysouthern.com, contains Fidelity financial information in addition to Audit, Compensation, and Nominating Committee Charters, and Fidelity's Conflict of Interest Policy / Code of Ethics. Online versions of Fidelity's Annual Reports, Proxy Statements, Forms 10-K and 10-Q, press releases, and other SEC filings are also available through this website.

3.	Fidelity's Annual Report (Form 10-K), including the financial statements and the financial statement schedules, will be furnished free of charge upon written requests
To contact us, please call Fidelity Investor Relations at (404) 240-1504, or send correspondence to Fidelity Southern Corporation, Attn: Investor Relations, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
Management knows of no matters, other than matters described in this Proxy Statement that are to be brought before the Annual Meeting. If any other matter should be presented for consideration and voted upon, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of Fidelity.

By Order of the Board of Directors
Martha C. Fleming
Corporate Secretary
March 28, 2013

FIDELITY SOUTHERN CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 24, 2013.

Vote by Internet

- Go to **www.investorvote.com/LION**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3 and "1 YEAR" on Proposal 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - James B. Miller, Jr.	☐	☐	☐	02 - Major General (Ret) David R. Bockel	☐	☐	☐	03 - Wm. Millard Choate	☐	☐	☐
04 - Donald A. Harp, Jr.	☐	☐	☐	05 - Kevin S. King	☐	☐	☐	06 - William C. Lankford, Jr.	☐	☐	☐
07 - H. Palmer Proctor, Jr.	☐	☐	☐	08 - W. Clyde Shepherd III	☐	☐	☐	09 - Rankin M. Smith, Jr.	☐	☐	☐

3. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION. For ☐ Against ☐ Abstain ☐

4. ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. 1 Year ☐ 2 Years ☐ 3 Years ☐ Abstain ☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 1 5 8 4 6 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND